EXHIBIT 99.1

OPTION AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of the 3rd day of August, 2009 (the "Effective Date"), by and between Harry W. Dawson, located at 3251 Northwest Willow Road, Medicine Lodge, Kansas, 67014 ("Optionor") and Signature Exploration & Production Corp., a Delaware corporation ("Optionee").

WITNESSETH:

WHEREAS, the Optionor owns a certain 2,087 acres located on Medicine Lodge, Kansas known as the Medicine River Ranch and Oil Company, LLC and Optionor desires to enter into the oil and gas development business, and Optionor seeks a partner for the oil and gas development business. and the Optionor desires to grant the Optionee an option;

WHEREAS, the Optionee is engaged in the oil and gas exploration and development business and Optionee seeks to partner with mineral rights owners to develop oil and gas prospects and the Optionee desires to option from the Optionor;

NOW, THEREFORE, THIS AGREEMENT WITNESSES in consideration of the premises and 25,000 shares of SXLP restricted common stock paid upon execution of this agreement and an additional 75,000 shares of SXLP restricted common stock will be issued upon acceptance of a Definitive Participation Agreement, the sufficiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee the Option:

1.           Description of Option.  Optionor share grant to Optionee an option to purchase up to a fifty (50%) percent working interest participation in the oil and gas exploration and development activities on the 2,087 acres known as Medicine River Ranch and Oil Company, LLC.

2.           Term.  The term of the Option shall be a period of one year from the date of this agreement or until the date a Definitive Participation Agreement has been executed or rejected by the parties or the Definitive Participation Agreement expires, whichever shall be the first to occur.

3.           Definitive Participation Agreement. A Definitive Participation Agreement shall be constructed by both parties that will include all aspects of the participation agreement including, but not limited to, the land bonus payment, royalty payment, participation costs, all details related to pre-drill activity expenses, drilling activity expenses and post drilling activity expenses, revenue management and all other normal and customary items found in a participation agreement.  A plan for the development of the total 2,087 acres shall be agreement upon in the Definitive Participation Agreement.

4.           Exercise of Option.  The Optionee shall for the purposes of exercising the option, give the Optionor notice in writing thereof by delivering the Definitive Participation Agreement accompanied by a certified check or bank draft payable to the Optionor in the amount of representing the Optionee's percentage level of participation.

5.           Restriction of Option.  Optionee may not exercise any level of participation until Optionee has received a Definitive Purchase Agreement containing all terms and condition of participation acceptable to the Optionor.  Optionor has no obligation to grant any level of participation to Optionee without Optionee's acceptance of all of the Optionor's terms and conditions described on the Definitive Purchase Agreement.

6.           Assignability of Option.  The option is personal to the Optionee.  Accordingly, the Optionee may not sell, assign, or otherwise transfer the option or any of its rights with prior written consent of the Optionor.

7.           Restriction on Common Stock.  The 25,000 shares of restricted common stock issued in conjunction with this agreement shall be deemed restricted stock as defined by the Securities and Exchange Commission, and therefore may not be transferred or sold until the appropriate restriction period has passed.  Additionally, after the shares become freely tradable, the Optionor agrees to sell no more than 2,500 shares per day in either public market or private transaction for as long as the Optionor may hold the shares.

8.           Additional Share Issuance.  An additional 75,000 shares of restricted common stock will be issued to the Optionor upon the acceptance of the Definitive Purchase Agreement.  These shares will be subject to the same sale limitations as discussed in Section 7 above.

9.           Entire Agreement.  This agreement expresses the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, whether writing or oral, between the parties respecting the subject matter hereof.

10.           Successors and Assigns.  This agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators and successors, and permitted assigns.

11.           Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEROF, the parties hereto have executed the agreement as of the date first above written.

/s/ Harry Dawson
Signature
Optionor: Medicine River Ranch and Oil Company, LLC
By: Harry W. Dawson

/s/ Steven Weldon
Signature
Optionee: Signature Exploration and Production Corp.
By: Steven Weldon, Chief Financial Officer and Director